EXHIBIT 23.1

J&S ASSOCIATE (AF002380) (Registered with US PCAOB and Malaysia MIA) Block C-6-3, Megan Avenue 1, 189 Off Jalan Tun Razak,	Tel : +6019 280 2989
50400, Kuala Lumpur, Malaysia.	Email : info@jns-associate.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-8 of our report dated April 15, 2022 relating to our audits of the consolidated balance sheets of Cosmos Group Holdings Inc. and its subsidiaries as of December 31, 2021 and 2020 (restated), and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficit), and cash flows for the years ended December 31, 2021 and 2020 (restated), and the related notes thereto.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ J&S Associate

Certified Public Accountants

PCAOB Number: 6743

Kuala Lumpur, Malaysia

May 19, 2022